EXHIBIT 99.1

                           FARMERS & MERCHANTS BANCORP
                             DECLARES CASH DIVIDEND

The Board of Directors of Farmers & Merchants Bancorp recently declared a cash dividend of $4.50 per share, an increase from the $4.40 per share declared last year. The cash dividend will be paid on January 3, 2006, to stockholders of record on December 16, 2005. Total cash dividends declared during the past 12 months were $6,366,037 or $7.70 per share of common stock, an increase of 11.25% from the $5,722,207 in dividends paid in 2004. This is the 71st consecutive year that the Company has declared cash dividend payments to common shareholders.

"Farmers & Merchants Bank's strong third quarter financial performance represented the 31st consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board of Directors are extremely pleased with year-to-date results and unanimously approved the cash dividend with an increase over the prior year. This is the eighth consecutive year that the year-end cash dividend has been increased" said Kent A. Steinwert, the Bank's President and Chief Executive Officer.

In October, the Company reported record third quarter net income of $4,224,000 or $5.74 per share of common stock which represents a 13.4% increase over the same period in 2004. In addition, loans outstanding grew 12.2%, total core deposits increased 6.2%, and total assets were $1.27 billion up 7.2% over September 2004. Return on Average Assets for the quarter was 1.50%. Return on Average Equity for the quarter, improved by 76 basis points to 15.73% in comparison to the prior year.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.